                       THE PAYDEN & RYGEL INVESTMENT GROUP
                       333 SOUTH GRAND AVENUE, 32ND FLOOR
                          LOS ANGELES, CALIFORNIA 90071



August 26, 1999



Treasury Plus, Inc.
320 North Central Avenue
Suite 620
Phoenix, Arizona 95012

Ladies and Gentlemen:

        This will confirm that the current investment portfolios of The Payden & Rygel Investment Group for which you provide services pursuant to the Management and Administration Agreement (the "Agreement") between us, dated January 1, 1996, are as set forth in Attachment 1 to this letter.

        In addition, effective September 1, 1999, the first sentence of the first paragraph of Section 2 of the Agreement, "Fees; Expenses; Expense Reimbursement," is deleted in its entirety and the following is substituted in its place:

        "In consideration of services rendered and expenses assumed pursuant to this Agreement, each of the Funds will pay Administrator on the first business day of each month, or at such time(s) as Administrator shall request and the parties hereto shall agree, a fee computed daily and paid as specified below equal to the lesser of (a) the annual rate of 0.08% of the average daily net assets of each Fund, or (b) such other fee as may from time to time be agreed upon in writing by the Trust Administrator."

        Please sign this letter below to confirm (a) that the Funds set forth in Attachment 1 hereto are the funds currently

Treasury Plus, Inc.
August 26, 1999
Page 2


comprising Exhibit A to the Agreement, and (b) your agreement to the amendment to Section 2 of the Agreement.

Very truly yours,


Joan A. Payden
Chairman



AGREED:

Treasury Plus, Inc.


By:________________________________
     Edward S. Garlock, Secretary

                     MANAGEMENT AND ADMINISTRATION AGREEMENT
                                 BY AND BETWEEN
           THE PAYDEN & RYGEL INVESTMENT GROUP AND TREASURY PLUS, INC.


                                  ATTACHMENT 1
                   TO LETTER AGREEMENT, DATED AUGUST 26, 1999


        Payden & Rygel Global Fixed Income Fund
        Payden & Rygel Tax Exempt Bond Fund
        Payden & Rygel Short Bond Fund
        Payden & Rygel Investment Quality Bond Fund
        Payden & Rygel Limited Maturity Fund
        Payden & Rygel Short Duration Tax Exempt Fund
        Payden & Rygel U.S. Government Fund
        Payden & Rygel GNMA Fund
        Payden & Rygel Market Return Fund
        Payden & Rygel Global Short Bond Fund
        Payden & Rygel Growth & Income Fund
        Payden & Rygel Total Return Fund
        Payden & Rygel Global Balanced Fund
        Payden & Rygel International Equity Fund
        Payden & Rygel European Growth & Income Fund
        Bunker Hill Money Market Fund
        Payden & Rygel High Income Fund
        Payden & Rygel Small Cap Growth Stock Fund
        Payden & Rygel Small Cap Value Stock Fund
        Payden & Rygel Emerging Markets Bond Fund
        Payden & Rygel EuroDirect Fund
        Payden & Rygel California Municipal Income Fund
        Payden & Rygel U.S. Growth Leaders Fund
        Payden & Rygel European Aggressive Growth Fund